Exhibit 99

July 24, 2014

Dear Fellow Stockholders of Swift Transportation Company (NYSE: SWFT),

A summary of our key results for the three and six months ended June 30th is shown below:

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	2012	2014	2013	2012
	Unaudited
	($ in millions, except per share data)
Operating Revenue	$1,075.9	$1,029.1	$992.1	$2,084.3	$2,010.7	$1,935.9
Revenue xFSR[1]	$876.3	$830.1	$789.7	$1,693.3	$1,614.7	$1,545.1

Operating Ratio	91.3%	90.3%	90.4%	93.3%	91.5%	91.8%
Adjusted Operating Ratio[2]	88.8%	87.5%	87.5%	91.3%	89.0%	89.2%

EBITDA	$146.7	$162.7	$154.5	$251.2	$293.1	$257.3
Adjusted EBITDA[2]	$155.0	$163.6	$157.3	$263.5	$299.6	$283.5

Diluted EPS	$0.28	$0.35	$0.29	$0.37	$0.57	$0.37
Adjusted EPS[2]	$0.33	$0.35	$0.31	$0.44	$0.59	$0.46

[1]Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[2] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Quarterly Highlights (discussed in more detail below, including GAAP to non-GAAP reconciliations):

•	Adjusted EPS for the second quarter of 2014 was $0.33, consistent with the range previously disclosed of $0.30-$0.35. This represents a $0.21 improvement compared to the first quarter of 2014.

•	Consolidated Revenue xFSR for the second quarter of 2014 grew 5.6% year over year

•	Truckload Adjusted Operating Ratio improved 140 basis points year over year in the second quarter to 84.8%, despite Revenue xFSR being constrained due to the tight driver market

•	Truckload utilization as measured by loaded miles per tractor per week improved 1.8% year over year

•
Truckload pricing increases continue to gain momentum, resulting in a 3.7% increase in Revenue xFSR per loaded mile compared to the second quarter of 2013, and driving second half 2014 expectations higher to a range of 4-5% year over year

•	Dedicated Revenue xFSR grew 23.3% from the second quarter of 2013 to the second quarter of 2014 driven by the addition of several new customer contracts

•
Central Refrigerated Services ("CRS") Adjusted Operating Ratio increased 220 basis points to 95.7% year over year in the second quarter, but improved 140 basis points from the first quarter of 2014 as operational improvements continue each month subsequent to the systems integration in February

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•	Intermodal Revenue xFSR in the second quarter of 2014 grew 11.9% year over year

•	Net Debt was reduced by $41.2 million during the quarter

In summary, we are continuing to make progress on our goals with utilization improvements, rate increases, Dedicated growth, and Intermodal growth in the second quarter. We are also accelerating the progress we are making with CRS, post systems integration, and have laid the foundation for the cost synergies previously identified. In addition, we took a significant step forward in reducing the cost of our outstanding debt by entering into a new credit agreement with more favorable terms and additional capacity to facilitate the call of our 10% Notes in the fourth quarter of 2014. Despite these improvements, we were constrained in the Truckload and CRS segments by the challenging driver market. Our driver turnover and unseated truck count were higher than anticipated. Therefore, we sold more trucks in the second quarter to offset the impact of idle equipment, which drove additional gains on sale of equipment this period. After assessing the current and expected environment, we believe the best investment we can make at this time, for all of our stakeholders, is in our drivers. Our goal is to clear the path for our drivers by helping them overcome challenges, eliminate wait times and take home more money. We believe we can accomplish this through improved productivity and enhanced pay packages. Based on results we have seen thus far, we believe our drivers will stay with Swift, which will further improve the company's productivity and safety. These operational improvements, combined with rate increases from our customers, should help pay for the investments we are making in our drivers; however, we expect to have cost headwinds in the latter half of 2014 as the investment in our drivers will be more immediate and the benefits are expected to be derived over time. We believe by making these investments now, we can deliver on our goals for 2015 and beyond. In the near-term, we expect our Adjusted EPS in the third quarter of 2014 to be in the range of $0.33-$0.37. The fourth quarter is expected to be more robust with various seasonal business opportunities, operational improvements, contractual wins and pricing gains, which should drive Adjusted EPS in the range of $0.47-$0.52, resulting in a full year range of $1.24-$1.33.

Second Quarter Results by Reportable Segment

Truckload Segment

	Three Months Ended June 30,
	2014	2013	2012
Operating Revenue (1)	$575.5	$588.7	$575.2
Revenue xFSR(1)(2)	$459.1	$468.6	$451.1

Operating Ratio	87.9%	89.0%	88.2%
Adjusted Operating Ratio(3)	84.8%	86.2%	84.9%

Weekly Revenue xFSR per Tractor	$3,453	$3,270	$3,169
Total Loaded Miles(4)	259,583	274,830	268,905

Average Operational Truck Count	10,228	11,021	10,950
Deadhead Percentage	11.7%	11.4%	10.9%
1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter
[4] Total Loaded Miles presented in thousands

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Our Truckload segment consists of one-way movements over irregular routes throughout the United States, Mexico and Canada. This service uses both company and owner-operator tractors with dry van, flatbed and other specialized trailing equipment.

Our Truckload Revenue xFSR for the second quarter of 2014 decreased 2.0% to $459.1 million compared with $468.6 million for the same quarter in 2013 due to shifting of resources to support the growth of our Dedicated segment as well as the increased challenges in the over the road driver market. Despite these headwinds, we were able to improve our Adjusted Operating Ratio by 140 basis points to 84.8% driven primarily by a 3.7% increase in Revenue xFSR per loaded mile and a 1.8% improvement in loaded miles per truck per week, yielding a 5.6% increase in our Weekly Revenue xFSR per Tractor. Our continued focus on improving utilization and the initiatives we are implementing more than offset the negative impact from the hours of service changes implemented in July 2013.

Our Average Operational Truck Count decreased 7.2% to 10,228 in the second quarter of 2014 when compared to the same period in the prior year. As discussed last quarter, due to the surge in demand for our Dedicated service offering, combined with the tightening driver market, we have elected to shift drivers and equipment from our Truckload segment to our Dedicated segment. In addition, the overall driver market tightened more than anticipated in the quarter and our ability to backfill the shift of trucks and drivers to Dedicated was constrained. As a result, we chose to sell or trade more trucks than originally anticipated, which resulted in an increase in gain on sale of equipment in the quarter. To address the challenges of the current driver market, we have tested and are implementing several initiatives focused on attracting and retaining qualified drivers. We expect these initiatives will increase our expenses in the second half of the year but will also enable us to improve our unseated truck count and grow. As a result of shifting resources and the difficult driver market, our truck count decreased each month in the second quarter. Therefore, despite expecting to gain momentum in our seated truck count and growth in our truck count during the third quarter, we expect our Average Operational Truck Count in this segment to decrease approximately 100 trucks from the second quarter of 2014, before growing 150 to 200 trucks in the fourth quarter. Decreasing the unseated truck count combined with other operational initiatives is also expected to drive further utilization improvements in the latter half of the year.

Dedicated Segment

Through our Dedicated segment, we devote equipment and offer tailored solutions under long-term contracts with customers. This dedicated business utilizes refrigerated, dry van, flatbed and other specialized trailing equipment.

	Three Months Ended June 30,
	2014	2013	2012
Operating Revenue (1)	$223.1	$182.7	$181.9
Revenue xFSR(1)(2)	$183.3	$148.7	$147.5

Operating Ratio	90.5%	86.7%	89.8%
Adjusted Operating Ratio(3)	88.5%	83.7%	87.4%

Weekly Revenue xFSR per Tractor	$3,191	$3,396	$3,355
Average Operational Truck Count	4,420	3,367	3,381

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

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Dedicated Revenue xFSR grew an impressive 23.3% to $183.3 million in the second quarter of 2014 from $148.7 million during the second quarter of 2013. This growth is driven by numerous new contracts that started in the latter half of 2013 and continued through the first six months of 2014.

On an annual basis from 2011-2013, our Dedicated segment consistently yielded an Adjusted Operating Ratio in the range of 86% to 87%. As referenced last quarter, we have seen a dramatic increase in demand for our dedicated service offering over the past six to nine months, which has led to strong growth, but the associated start up costs have placed short-term pressure on margins. For the second quarter of 2014, the Adjusted Operating Ratio in our Dedicated segment increased 480 basis points over the second quarter 2013 to 88.5%. This increase was driven by the start up costs previously discussed, an increase in equipment costs, and workers compensation expense. As the demand begins to normalize and the new business obtains the expected operational efficiencies post start-up, we expect the Dedicated Adjusted Operating Ratio to return to previous historical ranges as early as the end of 2014.

The addition of the new accounts discussed above drove our average operational truck count to 4,420 for the second quarter of 2014. Over the course of the second quarter 2014, we added approximately 500 operational trucks to our Dedicated segment. With this increase during the second quarter, as well as additional dedicated accounts starting in the third quarter, we expect this segment's third quarter 2014 average operational truck count to grow 300 to 400 trucks from the second quarter of 2014.

Central Refrigerated Segment (CRS)

Our CRS segment represents shipments for customers that require temperature-controlled trailers and represents the core operations of Central Refrigerated. These shipments include one-way movements over irregular routes and dedicated truck operations.

	Three Months Ended June 30,
	2014	2013	2012

Operating Revenue (1)	$106.9	$111.2	$103.8
Revenue xFSR(1)(2)	$86.0	$87.1	$79.0

Operating Ratio	96.6%	94.9%	93.8%
Adjusted Operating Ratio(3)	95.7%	93.5%	91.8%

Weekly Revenue xFSR per Tractor	$3,543	$3,367	$3,362
Average Operational Truck Count	1,867	1,990	1,808
Deadhead Percentage	15.1%	12.4%	12.4%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

CRS Revenue xFSR for the second quarter of 2014 decreased 1.3% to $86.0 million compared to $87.1 million for the same quarter in 2013. This decrease in Revenue xFSR was driven primarily by the increasingly challenging driver market which has put downward pressure on our Average Operational Truck Count, especially in the over the road fleets within our CRS Segment.

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Our CRS Adjusted Operating Ratio increased 220 basis points compared to the second quarter of 2013, due to a decrease in trucks in our over the road fleet driven by the driver market discussed above as well as continued challenges with a large unique dedicated customer that was brought on in June of 2013. Although productivity declined year over year, our loaded miles per truck per week improved through the quarter as our CRS drivers and staff became more efficient in the Swift systems and processes. Sequentially, our Adjusted Operating Ratio improved 140 basis points from the first quarter of 2014.

Our CRS Weekly Revenue xFSR per Tractor improved 5.2% to $3,543. This increase was driven by a 13.2% increase in our Revenue xFSR per loaded mile partially offset by a 7.1% decrease in our loaded miles per truck per week. A portion of these changes were driven by the new dedicated customer discussed above which has a much lower average length of haul, higher deadhead, and a much higher Revenue xFSR per loaded mile. Excluding this specialty dedicated account, Revenue xFSR per loaded mile improved 8.6%, partially offset by a 4.5% reduction in our loaded miles per truck per week.

Similar to our Truckload segment, we expect the challenging driver market to continue to put pressure on truck growth. The CRS operational truck count ended the second quarter lower than the average, but we have several initiatives underway in the third quarter which we believe will allow us to increase our truck count towards the end of the third quarter. However, we still expect the third quarter 2014 Average Operational Truck count to be approximately 100 trucks lower than the second quarter 2014 average, before growing approximately 100 trucks in the fourth quarter. In addition, sequential utilization improvements are expected to continue as we move throughout the year.

Intermodal Segment

Our Intermodal segment includes revenue generated by freight moving over the rail in our containers and other trailing equipment, combined with revenue for drayage to transport loads between the railheads and customer locations.

	Three Months Ended June 30,
	2014	2013	2012

Operating Revenue (1)	$100.9	$91.0	$86.1
Revenue xFSR(1)(2)	$80.8	$72.2	$67.7

Operating Ratio	100.5%	99.1%	99.8%
Adjusted Operating Ratio(3)	100.6%	98.9%	99.8%

Load Counts	43,404	39,124	37,359
Average Container Counts	8,717	8,717	6,489

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

We continue to experience growth in our Intermodal Segment. Revenue xFSR grew 11.9% in the second quarter of 2014 compared to the same period in the prior year, driven by a 10.9% increase in Load Counts and a 1.0% improvement in Revenue xFSR per load.

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Our Intermodal Adjusted Operating Ratio increased 170 basis points year over year driven by increased insurance and drayage costs. These increased costs were partially offset by improved container utilization.

Our average container count remained flat at 8,717 containers as we continue to focus on increasing the utilization of our existing equipment. With the anticipated volume growth associated with several new contract awards starting in the third quarter, we plan to add 500 containers towards the end of the third quarter. These new containers are expected to drive further revenue growth and improve margins as we drive efficiency in our operating assets and better absorb our fixed costs.

Other Non-Reportable Segments

Our other non-reportable segments include our logistics and brokerage services as well as our subsidiaries offering support services to customers and owner-operators, including shop maintenance, equipment leasing and insurance. In the second quarter of 2014, combined revenue from these services increased 16.1% compared to the same quarter in 2013, driven primarily by an increase in the services provided to owner-operators.

Second Quarter Consolidated Operating Expenses

The table below highlights some of our cost categories for the second quarter of 2014, compared to the second quarter of 2013 and the first quarter of 2014, showing each as a percent of Revenue xFSR. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Revenue xFSR is a better measure for analyzing our expenses and operating metrics.

		YOY				QOQ
Q2'14	Q2'13	Variance[1]	($ in millions)	Q2'14	Q1'14	Variance[1]
$1,075.9	$1,029.1	4.5%	Total Revenue	$1,075.9	$1,008.4	6.7%
$(199.6)	$(199.0)	0.3%	Less: Fuel Surcharge Revenue	$(199.6)	$(191.4)	4.3%
$876.3	$830.1	5.6%	Revenue xFSR	$876.3	$817.0	7.3%

$238.1	$223.9	-6.3%	Salaries, Wages & Benefits	$238.1	$229.4	-3.8%
27.2%	27.0%	-20 bps	% of Revenue xFSR	27.2%	28.1%	90 bps

$84.1	$79.0	-6.5%	Operating Supplies & Expenses	$84.1	$80.8	-4.1%
9.6%	9.5%	-10 bps	% of Revenue xFSR	9.6%	9.9%	30 bps

$33.3	$33.6	0.9%	Insurance & Claims	$33.3	$42.4	21.5%
3.8%	4.0%	20 bps	% of Revenue xFSR	3.8%	5.2%	140 bps

$7.7	$5.9	-30.5%	Communications & Utilities	$7.7	$7.2	-6.9%
0.9%	0.7%	-20 bps	% of Revenue xFSR	0.9%	0.9%	—

$17.9	$18.5	3.2%	Operating Taxes & Licenses	$17.9	$18.3	2.2%
2.0%	2.2%	20 bps	% of Revenue xFSR	2.0%	2.2%	20 bps

[1] Positive numbers represent favorable variances, negative numbers represent unfavorable variances

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Salaries, wages and benefits increased $14.2 million to $238.1 million during the second quarter of 2014, compared to $223.9 million for the second quarter of 2013 due primarily to increases in workers compensation expense, the number of non-driving employees, and an increase in driver wages per mile due primarily to a change in driver mix across our various segments. Specifically, we experienced growth in our dedicated business, which typically has a shorter length of haul and a higher driver wage per mile. These increases are partially offset by a decrease in the number of miles driven by company drivers. Sequentially, salaries, wages and benefits increased $8.7 million during the second quarter of 2014 compared to the first quarter of 2014, driven primarily by an increase in the number of miles driven by company drivers and the increase in workers compensation expense.

Operating supplies and expenses increased $5.1 million to $84.1 million during the second quarter of 2014, compared to $79.0 million for the second quarter of 2013. This change was driven primarily by increased hiring costs, legal and professional expenses.

Insurance and claims expense decreased to $33.3 million for the second quarter of 2014, compared to $33.6 million in the second quarter of 2013. As a percent of Revenue xFSR, insurance and claims expense decreased to 3.8% in the second quarter of 2014 from 4.0% in the prior year. Consistent with guidance given last quarter, we expect our full year insurance and claims expense as a percent of Revenue xFSR to be approximately 4.3% which is in-line with the full year 2013 experience.

Fuel Expense

Q2'14	Q2'13	($ in millions, except D.O.E. Diesel Fuel Index)	Q2'14	Q1'14
$153.7	$160.9	Fuel Expense	$153.7	$156.0
14.3%	15.6%	% of Total Revenue	14.3%	15.5%

$199.6	$198.9	Fuel Surcharge Revenue (FSR)	$199.6	$191.4
$(89.9)	$(82.7)	Less: FSR Reimbursed to Third Parties	$(89.9)	$(86.3)
$109.7	$116.2	Company FSR	$109.7	$105.1

$153.7	$160.9	Fuel Expense	$153.7	$156.0
$(109.7)	$(116.2)	Less: Company FSR	$(109.7)	$(105.1)
$44.0	$44.7	Net Fuel Expense	$44.0	$50.9
5.0%	5.4%	% of Revenue xFSR	5.0%	6.2%

$3.938	$3.873	Average D.O.E. Diesel Fuel Index	$3.938	$3.962
1.7%	-2.3%	Year over Year % Change	1.7%	-1.6%

Fuel expense for the second quarter of 2014, noted in the chart above, was $153.7 million, representing a decrease of $7.2 million from the second quarter of 2013. We collect fuel surcharge revenue from our customers to help mitigate increases in fuel prices. The surcharges are primarily based on the Department of Energy (D.O.E.) Diesel Fuel Index, which is set on Monday each week based on retail prices at various truck stops around the country. We utilize a portion of our fuel surcharge revenue to reimburse owner-operators and other third parties, such as the railroads, who also must pay for fuel. To evaluate the effectiveness of our fuel surcharges, we deduct the portion of the revenue we pay to third parties and then subtract the remaining company-related fuel surcharge revenue from our fuel expense. This calculation of Net Fuel Expense is shown above.

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During the second quarter of 2014, Net Fuel Expense was $44.0 million compared to $44.7 million in the second quarter of 2013. The decrease in Net Fuel Expense is due primarily to a reduction in the number of miles driven by company drivers and improved miles per gallon, partially offset by an increase in idle costs.

Sequentially, Net Fuel decreased from $50.9 million to $44.0 million, due to improved fuel efficiency and engine idle time resulting from better weather in the second quarter as compared to the first quarter as well as an increase in fuel prices through the first quarter of 2014 compared to a decrease in fuel prices in the second quarter. As discussed previously, we bill fuel surcharges based on a historical D.O.E. Diesel Fuel Index per our customer contracts, which is generally the prior week’s Index, but we pay for fuel based on current day prices. Therefore, in periods of rising fuel prices, we are negatively impacted due to the structural lag in billing fuel surcharges. The opposite is true during periods of declining fuel prices. During the first quarter of 2014, fuel prices, based on the Average D.O.E. Diesel Fuel Index, increased 1.7% whereas during the second quarter of 2014, fuel prices decreased 1.0%.

Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business.

Q2'14	Q2'13	($ in millions)	Q2'14	Q1'14
$340.2	$308.1	Purchased Transportation	$340.2	$319.2
31.6%	29.9%	% of Total Revenue	31.6%	31.6%

$(89.9)	$(82.7)	Less: FSR Reimbursed to Third Parties	$(89.9)	$(86.3)

$250.3	$225.4	Net Purchased Transportation	$250.3	$232.9
28.6%	27.2%	% of Revenue xFSR	28.6%	28.5%

As noted in the table above, during the second quarter of 2014, excluding fuel reimbursements, Net Purchased Transportation increased $24.9 million year over year due primarily to an increase in the number of owner-operators, and an increase in intermodal volume. As a percent of Revenue xFSR, Net Purchased Transportation increased from 27.2% in the second quarter of 2013 to 28.6% in the second quarter of 2014 associated with an increase in the percent of miles driven by owner-operators compared to company drivers and the higher revenue growth of our intermodal business.

Sequentially, Net Purchased Transportation increased $17.4 million due to higher seasonal freight volumes in the second quarter compared to the first quarter. As a percent of Revenue xFSR, Net Purchased Transportation was essentially flat from the first quarter to the second quarter of 2014.

The challenging driver market is also affecting our ability to attract and retain owner-operators. As a result, we are also implementing initiatives that target our owner-operator partners. As such, we expect higher purchased transportations costs on a go forward basis.

Rental Expense and Depreciation & Amortization of Property and Equipment

Due to fluctuations in the number of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes.

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Q2'14	Q2'13	($ in millions)	Q2'14	Q1'14
$56.1	$43.0	Rental Expense	$56.1	$51.7
6.4%	5.2%	% of Revenue xFSR	6.4%	6.3%

$54.8	$56.9	Depreciation & Amortization of Property and Equipment	$54.8	$56.2
6.3%	6.9%	% of Revenue xFSR	6.3%	6.9%

$110.9	$99.9	Combined Rental Expense and Depreciation	$110.9	$107.9
12.7%	12.0%	% of Revenue xFSR	12.7%	13.2%

As noted in the table above, combined rental, depreciation, and amortization expense in the second quarter of 2014 increased $11.0 million to $110.9 million from the second quarter of 2013. This increase is primarily due to an increase in the number of tractors, a higher number of leased tractors which includes financing costs, an increase in the number of owner-operator tractors financed through the company, and higher equipment replacement costs.

Gain on Disposal of Property and Equipment

The gain on disposal of property and equipment in the second quarter of 2014 of $8.3 million increased $3.2 million from $5.1 million during the second quarter of 2013. Given the difficult driver market, combined with the strong used truck resale market, we made the decision to sell more trucks than originally anticipated, rather than have idle equipment. This caused our gain on sale of equipment to be higher than originally anticipated. We do not anticipate a need to sell as many units in the third and fourth quarters; therefore, we would expect gain on disposal of property and equipment to be in the $10 million to $12 million range for the second half of 2014 which includes approximately $3 million in gains on the sale of CRS facilities.

Income Taxes

The income tax provision in accordance with GAAP for the second quarter of 2014 was $25.2 million, resulting in an effective tax rate of 38.5%, which is in line with our expectations given previously. In the second quarter of 2013, our income tax provision was $27.0 million, resulting in an effective tax rate of 35.1%, which is 340 basis points lower than the current year due to CRS's pre-affiliated earnings that were taxed as an S-Corporation prior to being acquired by Swift.

Interest Expense

Interest expense, comprised of debt interest expense, the amortization of deferred financing costs and original issue discount and excluding derivative interest expense on our interest rate swaps, decreased by $3.3 million in the second quarter of 2014 to $21.5 million, compared with $24.8 million for the second quarter of 2013. The decrease was largely due to lower debt balances, a strategic shift to debt instruments that carry lower interest rates, and the new credit facility discussed below.

Debt Balances

As stated previously, on June 9, 2014, we entered into a Third Amended and Restated Credit Agreement (“2014 Agreement”) replacing our existing Second Amended and Restated Credit Agreement dated March 7, 2013 ("2013 Agreement"). The 2014 Agreement includes a $450 million revolving credit line maturing June 2019, $164 million of which was drawn upon closing, a $500 million delayed-draw first lien term loan A tranche maturing June 2019,

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$50 million of which was drawn upon closing, and a $400 million term loan B tranche maturing June 2021. We anticipate utilizing the remainder of the delayed-draw term loan A to fund the majority of the redemption of the $460.8 million remaining 10.00% senior second priority secured notes on or before December 31, 2014.

The interest rate applicable under the 2014 Agreement for the revolving credit line and term loan A tranche is the LIBOR rate plus 2.00%, subject to a leverage-based grid. The term loan B tranche accrues interest at the LIBOR rate plus 3.00%, reducing to 2.75% once leverage is below 2.00, with a 0.75% LIBOR floor. The revolving credit line and the term loan A have financial covenants providing for maximum net leverage of 3.50 and minimum interest coverage of 3.25, while the term loan B contains no financial covenants.

The 2014 Agreement replaced our then existing undrawn revolving credit line maturing September 2016, our existing $229 million first lien term loan B-1 tranche maturing December 2016 and our existing $371 million first lien term loan B-2 tranche maturing December 2017. Previously, the revolving credit line accrued interest at LIBOR plus 3.00%, the term loan B-1 tranche accrued interest at LIBOR plus 2.75%, and the term loan B-2 tranche accrued interest at LIBOR plus 3.00% with a 1.00% floor.

Principal payments for the term loan A tranche are due quarterly in the amounts of $5.6 million for 2015 and 2016 and $11.3 million thereafter through maturity, when the balance is due. Principal payments for the term loan B tranche in the amount of $1.0 million are due quarterly beginning June 2014 through maturity, when the balance is due.

	March 31, 2014	Q2 2014	Other Q2 2014	June 30, 2014
($ in millions)	Actuals	New Agreement	Changes	Actuals
Unrestricted Cash	$46.1	$—	$27.4	$73.5

A/R Securitization	$259.0	$—	$60.0	$319.0
Revolver ($400mm / $450mm)(b)	$—	$164.0	$(65.0)	$99.0
Term Loan B-1(a)	$229.0	$(229.0)	—	$—
Term Loan B-2(a)	$400.0	$(371.0)	(29.0)	$—
Term Loan A (a)	$—	$50.0	—	$50.0
Term Loan B (a)	$—	$400.0	(1.0)	$399.0
Senior Secured 2nd Lien Notes (a)	$476.2	$—	(15.4)	$460.8
Capital Leases & Other Debt	$176.3	$—	$22.6	$198.9
Total Debt	$1,540.5	$14.0	$(27.8)	$1,526.7

Net Debt	$1,494.4	$14.0	$(55.2)	$1,453.2

(a) Amounts presented represent face value
(b) Previous $400 million revolving credit facility replaced with $450 million revolving credit facility as part of the 2014 agreement

In addition to the changes discussed above, during the second quarter of 2014, we made payments of $65.0 million on our revolver, $29.0 million on our previous Term Loan B-2, and $1.0 million on our new Term Loan B. We also repurchased and canceled $15.4 million of our Senior Secured 2nd Lien Notes in the open market and increased our Unrestricted Cash by $27.4 million. Additionally, we increased our Capital Leases and Other Debt by $22.6 million and our A/R Securitization by $60.0 million. Combined, these activities resulted in Net Debt of $1,453.2 million as of June 30, 2014 which reflects a reduction of $41.2 million during the second quarter.

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Our leverage ratio as of June 30, 2014 improved to 2.51 compared to 2.54 as of March 31, 2014. Because the leverage ratio is based on a trailing twelve months EBITDA, the effect on the leverage ratio of the debt reduction discussed above was partially offset by a lower EBITDA in the second quarter of 2014 compared to the second quarter of 2013.

Cash Flow and Capital Expenditures

We continue to generate positive cash flows from operations. During the six months ending June 30, 2014, we generated $183.5 million of cash from operations compared with $245.6 million during the same period of 2013. For the six months ending June 30, 2014 our Net Cash Capital Expenditures were $58.0 million. Cash used in financing activities for the six months ending June 30, 2014 was $123.3 million, primarily driven by the voluntary repayments of our debt.

Summary

During the course of the second quarter we have seen, and are encouraged by, several positive trends. Demand is strong in all of our operating segments with capacity remaining tight. These factors are leading to a healthy pricing environment which could yield 4% to 5% year over year increases in the second half of 2014. The driver market however is getting more challenging and these pricing increases will be partially offset with higher costs related to recruiting, training, purchased transportation and driver wages. With the targeted strategies to recruit and retain drivers and "Deliver a Better LifeSM", we believe we will be well positioned to deliver our goals in 2015 and beyond.

11

Conference Call Q&A Session

Swift Transportation's management team will host a Q&A session at 11:00 a.m. Eastern Daylight Time on Friday, July 25th to answer questions about the Company’s first quarter financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Daylight Time on Thursday, July 24th.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (877) 897-8479
International/Local: (706) 501-7951
Conference ID: 68940559

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at investor.swifttrans.com.

IR Contact:
Jason Bates
Vice President of Finance &
Investor Relations Officer
623.907.7335

Forward Looking Statements & Use of Non-GAAP Measures

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates", "plans,” "projects," "expects," “hopes,” “intends,” “will,” “could,” “should,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: trends and expectations relating to our operations, Revenue xFSR, driver availability, expenses, pricing, profitability and related metrics; increased driver recruitment and retention costs and increased purchased transportation costs; trends in the Adjusted Operating Ratio in the Dedicated segment; expected reduction in Net Debt in the remainder of 2014; projected Adjusted EPS for the third and fourth quarters of 2014; the timing and level of fleet size and equipment and container count; the timing and level of changes in Truckload and Dedicated tractor count; expected insurance claims expense as a percentage of Revenue xFSR; levels and components of, and expected gains from the disposition of property and equipment in the remainder of 2014; our intentions to draw on our term loan and redeem our remaining 10.00% senior secured second priority notes; and estimated capital expenditures for the remainder of 2014. Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2013. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; a significant reduction in, or termination of, our trucking services by a key customer; the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; our Compliance Safety Accountability safety rating; increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention; changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner-operators; the possible re-classification of our owner-operators as employees; our ability to retain or replace key personnel; conflicts of interest or

12

potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees related to other businesses by Jerry Moyes; our dependence on third parties for intermodal and brokerage business; our ability to sustain cost savings realized as part of recent cost reduction initiatives; potential failure in computer or communications systems; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; goodwill impairment; the potential impact of the significant number of shares of our common stock that is outstanding; our intention to not pay dividends; our significant ongoing capital requirements; our level of indebtedness and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business; the significant amount of our stock and related control over the Company by Jerry Moyes; and restrictions contained in our debt agreements. You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures as defined by the SEC. The calculation of each measure, including reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.

13

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)
	(Amounts in thousands, except per share data)
Operating revenue	$1,075,898	$1,029,071	$2,084,344	$2,010,679
Operating expenses:
Salaries, wages and employee benefits	238,093	223,852	467,459	450,337
Operating supplies and expenses	84,077	78,996	164,902	151,063
Fuel	153,677	160,886	309,699	329,002
Purchased transportation	340,249	308,117	659,418	600,273
Rental expense	56,135	42,996	107,854	83,619
Insurance and claims	33,321	33,597	75,769	65,135
Depreciation and amortization of property and equipment	54,791	56,880	110,966	111,750
Amortization of intangibles	4,203	4,203	8,407	8,407
Gain on disposal of property and equipment	(8,312)	(5,143)	(11,471)	(7,991)
Communication and utilities	7,716	5,901	14,886	12,466
Operating taxes and licenses	17,926	18,520	36,263	36,634
Total operating expenses	981,876	928,805	1,944,152	1,840,695
Operating income	94,022	100,266	140,192	169,984
Other (income) expenses:
Interest expense	21,453	24,762	44,678	51,124
Derivative interest expense	1,618	532	3,271	1,094
Interest income	(692)	(546)	(1,458)	(1,137)
Loss on debt extinguishment	6,990	—	9,903	5,044
Gain on sale of real property	—	—	—	(6,078)
Other	(710)	(1,324)	(1,574)	(1,884)
Total other (income) expenses, net	28,659	23,424	54,820	48,163
Income before income taxes	65,363	76,842	85,372	121,821
Income tax expense	25,165	26,963	32,869	41,650
Net income	$40,198	$49,879	$52,503	$80,171
Basic earnings per share	$0.28	$0.36	$0.37	$0.57
Diluted earnings per share	$0.28	$0.35	$0.37	$0.57
Shares used in per share calculations
Basic	141,308	139,989	141,143	139,839
Diluted	143,393	141,838	143,265	141,652

14

ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2014, 2013 AND 2012

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	2012	2014	2013	2012
Diluted earnings per share	$0.28	$0.35	$0.29	$0.37	$0.57	$0.37
Adjusted for:
Income tax expense	0.18	0.19	0.16	0.23	0.29	0.13
Income before income taxes	0.46	0.54	0.45	0.60	0.86	0.50
Non-cash impairments (b)	—	—	—	—	—	0.01
Loss on debt extinguishment (c)	0.05	—	0.01	0.07	0.04	0.16
Amortization of certain intangibles (d)	0.03	0.03	0.03	0.05	0.06	0.06
Amortization of unrealized losses on interest rate swaps (e)	—	—	0.02	—	—	0.03
Adjusted income before income taxes	0.53	0.57	0.50	0.72	0.95	0.76
Provision for income tax expense at effective rate	0.20	0.22	0.20	0.28	0.37	0.30
Adjusted EPS	$0.33	$0.35	$0.31	$0.44	$0.59	$0.46

(a)
We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income (loss) (“OCI”) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes; (3) divided by weighted average diluted shares outstanding. For all periods through 2012, we used a normalized tax rate of 39% in our Adjusted EPS calculation due to the amortization of deferred tax assets related to our pre-IPO interest rate swap amortization and other items that we knew would cause fluctuations in our GAAP effective tax rate. Beginning in 2013, these items no longer result in large variations. Therefore, we began using our GAAP effective tax rate for our Adjusted EPS calculation beginning in 2013. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.

(b)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.

(c)
On June 9, 2014, the Company entered into a Third Amended and Restated Credit Agreement ("2014 Agreement"). The 2014 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches with outstanding principal balances of $229.0 million and $370.9 million, respectively, at closing under the Second Amended and Restated Credit Agreement ("2013 Agreement"), with a $500.0 million face value delayed-draw first lien term loan A tranche maturing June 2019, of which $50.0 million was drawn upon closing, and a $400.0 million face value first lien term loan B tranche maturing June 2021. Additionally, the 2014 Agreement included a $450.0 million revolving credit line maturing June 2019, $164 million of which was drawn upon closing, replacing the previous $400.0 million revolving credit line maturing September 2016. The replacement of the 2013 Agreement and the previous revolver resulted in a loss on debt extinguishment of $5.2 million in the second quarter of 2014, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2013 Agreement and the previous revolver. Further, in April 2014, the Company repurchased in an open market transaction at a price of 110.30%, $15.4 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $17.6 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $1.8 million in second quarter of 2014. Additionally, in March 2014, the Company repurchased in an open market transaction at a price of 110.70%, $23.8 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $27.1 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $2.9 million in the first quarter of 2014.

On March 7, 2013, the Company entered into the 2013 Agreement. The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012, with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement.

On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.

15

(d)
Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million for the three months months ended June 30, 2014, 2013 and 2012, respectively, and $7.8 million, $7.8 million and $7.9 million for the six months ended June 30, 2014, 2013, and 2012, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(e)
Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $2.1 million and $4.7 million for the three and six months ended June 30, 2012 included in derivative interest expense in the consolidated statements of income and is comprised of previous losses recorded in accumulated OCI related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and were expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

16

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2014, 2013 AND 2012

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	2012	2014	2013	2012
	(Amounts in thousands)
Operating revenue	$1,075,898	$1,029,071	$992,083	$2,084,344	$2,010,679	$1,935,901
Less: Fuel surcharge revenue	199,561	198,924	202,410	391,008	395,981	390,806
Revenue xFSR	876,337	830,147	789,673	1,693,336	1,614,698	1,545,095
Operating expense	981,876	928,805	897,034	1,944,152	1,840,695	1,777,279
Adjusted for:
Fuel surcharge revenue	(199,561)	(198,924)	(202,410)	(391,008)	(395,981)	(390,806)
Amortization of certain intangibles (b)	(3,912)	(3,912)	(3,923)	(7,824)	(7,824)	(7,934)
Non-cash impairments (c)	—	—	—	—	—	(1,065)
Adjusted operating expense	778,403	725,969	690,701	1,545,320	1,436,890	1,377,474
Adjusted operating income	$97,934	$104,178	$98,972	$148,016	$177,808	$167,621
Operating Ratio	91.3%	90.3%	90.4%	93.3%	91.5%	91.8%
Adjusted Operating Ratio	88.8%	87.5%	87.5%	91.3%	89.0%	89.2%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue (Revenue xFSR). We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)
Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(c)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.

17

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2014, 2013 AND 2012

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	2012	2014	2013	2012
	(Amounts in thousands)
Net income	$40,198	$49,879	$40,920	$52,503	$80,171	$51,747
Adjusted for:
Depreciation and amortization of property and equipment	54,791	56,880	55,168	110,966	111,750	110,360
Amortization of intangibles	4,203	4,203	4,215	8,407	8,407	8,518
Interest expense	21,453	24,762	30,575	44,678	51,124	64,428
Derivative interest expense	1,618	532	2,108	3,271	1,094	4,653
Interest income	(692)	(546)	(451)	(1,458)	(1,137)	(869)
Income tax expense	25,165	26,963	21,932	32,869	41,650	18,487
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$146,736	$162,673	$154,467	$251,236	$293,059	$257,324
Non-cash equity compensation (b)	1,292	893	1,528	2,353	1,498	2,856
Loss on debt extinguishment (c)	6,990	—	1,279	9,903	5,044	22,219
Non-cash impairments (d)	—	—	—	—	—	1,065
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$155,018	$163,566	$157,274	$263,492	$299,601	$283,464

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)
Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

(c)
On June 9, 2014, the Company entered into a Third Amended and Restated Credit Agreement ("2014 Agreement"). The 2014 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches with outstanding principal balances of $229.0 million and $370.9 million, respectively, at closing under the Second Amended and Restated Credit Agreement ("2013 Agreement"), with a $500.0 million face value delayed-draw first lien term loan A tranche maturing June 2019, of which $50.0 million was drawn upon closing, and a $400.0 million face value first lien term loan B tranche maturing June 2021. Additionally, the 2014 Agreement included a $450.0 million revolving credit line maturing June 2019, $164 million of which was drawn upon closing, replacing the previous $400.0 million revolving credit line maturing September 2016. The replacement of the 2013 Agreement and the previous revolver resulted in a loss on debt extinguishment of $5.2 million in the second quarter of 2014, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2013 Agreement and the previous revolver. Further, in April 2014, the Company repurchased in an open market transaction at a price of 110.30%, $15.4 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $17.6 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $1.8 million in second quarter of 2014. Additionally, in March 2014, the Company repurchased in an open market transaction at a price of 110.70%, $23.8 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $27.1 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $2.9 million in the first quarter of 2014.

On March 7, 2013, the Company entered into the 2013 Agreement. The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012, with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement.

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On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due may 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.

(d)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.

19

FINANCIAL INFORMATION BY SEGMENT (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2014, 2013 AND 2012

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	2012	2014	2013	2012
	(Amounts in thousands)
Operating revenue:
Truckload	$575,481	$588,724	$575,193	$1,128,538	$1,148,319	$1,126,440
Dedicated	223,098	182,651	181,873	416,751	361,877	353,412
Central Refrigerated	106,911	111,238	103,772	213,674	217,640	205,161
Intermodal	100,911	90,994	86,145	192,224	174,258	159,792
Subtotal	1,006,401	973,607	946,983	1,951,187	1,902,094	1,844,805
Nonreportable segments (b)	83,491	71,915	62,341	159,157	143,972	129,249
Intersegment eliminations	(13,994)	(16,451)	(17,241)	(26,000)	(35,387)	(38,153)
Consolidated operating revenue	$1,075,898	$1,029,071	$992,083	$2,084,344	$2,010,679	$1,935,901

Operating income (loss):
Truckload	$69,596	$64,614	$67,994	$101,503	$107,017	$114,548
Dedicated	21,112	24,263	18,515	32,642	43,217	33,022
Central Refrigerated	3,662	5,660	6,445	6,082	10,381	10,155
Intermodal	(495)	788	141	(1,421)	(816)	(3,665)	(c)
Subtotal	93,875	95,325	93,095	138,806	159,799	154,060
Nonreportable segments (b)	147	4,941	1,954	1,386	10,185	4,562
Consolidated operating income	$94,022	$100,266	$95,049	$140,192	$169,984	$158,622

Operating Ratio:
Truckload	87.9%	89.0%	88.2%	91.0%	90.7%	89.8%
Dedicated	90.5%	86.7%	89.8%	92.2%	88.1%	90.7%
Central Refrigerated	96.6%	94.9%	93.8%	97.2%	95.2%	95.1%
Intermodal	100.5%	99.1%	99.8%	100.7%	100.5%	102.3%	(c)

Adjusted Operating Ratio (d):
Truckload	84.8%	86.2%	84.9%	88.7%	88.2%	87.1%
Dedicated	88.5%	83.7%	87.4%	90.4%	85.3%	88.5%
Central Refrigerated	95.7%	93.5%	91.8%	96.4%	93.8%	93.5%
Intermodal	100.6%	98.9%	99.8%	100.9%	100.6%	102.9%	(c)

(a)
In the first quarter of 2014, the Company reorganized its reportable segments to reflect management’s revised reporting structure of its lines of businesses following the integration of Central Refrigerated. In association with the operational reorganization, the operations of Central Refrigerated's Trailer on Flat Car ("TOFC") business will be reported within the Company's Intermodal segment, and the operations of Central Refrigerated's logistics business, third-party leasing, and other services provided to owner-operators will be reported in the Company's other non-reportable segment. All prior period historical results related to the above noted segment reorganization have been retrospectively recast.

(b)	Our nonreportable segments are comprised of our freight brokerage and logistics management services, financing subsidiaries, insurance and shop activities.

(c)
During 2012, our Intermodal reportable segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident, which increased the Intermodal Operating Ratio and Adjusted Operating Ratio by approximately 190 basis points and 240 basis points, respectively, for the six months ended June 30, 2012.

(d)	See our reconciliation of Adjusted Operating Ratio by Segment at the schedule titled “Adjusted Operating Income and Operating Ratio Reconciliation by Segment”.

20

OPERATING STATISTICS (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2014, 2013 AND 2012

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	2012	2014	2013	2012
Operating Statistics by Segment:
Truckload:
Weekly revenue xFSR per tractor	$3,453	$3,270	$3,169	$3,335	$3,227	$3,098
Total loaded miles (b)	259,583	274,830	268,905	514,009	536,680	531,454
Deadhead miles percentage	11.7%	11.4%	10.9%	11.7%	11.3%	11.1%
Average tractors available for dispatch:
Company	6,822	7,733	7,599	6,987	7,613	7,641
Owner-Operator	3,406	3,288	3,351	3,445	3,290	3,352
Total	10,228	11,021	10,950	10,432	10,903	10,993

Dedicated:
Weekly revenue xFSR per tractor	$3,191	$3,396	$3,355	$3,184	$3,391	$3,363
Average tractors available for dispatch:
Company	3,650	2,735	2,717	3,405	2,709	2,627
Owner-Operator	770	632	664	731	638	666
Total	4,420	3,367	3,381	4,136	3,347	3,293

Central Refrigerated:
Weekly revenue xFSR per tractor	$3,543	$3,367	$3,362	$3,383	$3,349	$3,353
Total loaded miles (b)	42,937	49,239	46,648	85,694	96,339	92,940
Deadhead miles percentage	15.1%	12.4%	12.4%	14.6%	12.2%	12.2%
Average tractors available for dispatch:
Company	1,057	1,043	957	1,057	1,020	948
Owner-Operator	810	947	851	882	927	844
Total	1,867	1,990	1,808	1,939	1,947	1,792

Intermodal:
Average tractors available for dispatch:
Company	409	301	308	394	298	301
Owner-Operator	68	29	—	71	24	—
Total	477	330	308	465	322	301
Load Count	43,404	39,124	37,359	82,007	74,763	69,635
Average Container Count	8,717	8,717	6,489	8,717	8,717	6,403

(a)
In the first quarter of 2014, the Company reorganized its reportable segments to reflect management’s revised reporting structure of its lines of businesses following the integration of Central Refrigerated. In association with the operational reorganization, the operations of Central Refrigerated's Trailer on Flat Car ("TOFC") business will be reported within the Company's Intermodal segment, and the operations of Central Refrigerated's logistics business, third-party leasing, and other services provided to owner-operators will be reported in the Company's other non-reportable segment. All prior period historical results related to the above noted segment reorganization have been retrospectively recast.

(b)	Total loaded miles presented in thousands.

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	As of
	June 30, 2014	December 31, 2013	June 30, 2013
Consolidated Total Equipment:
Tractors:
Company
Owned	5,618	6,081	6,201
Leased – capital leases	2,059	1,851	2,732
Leased – operating leases	5,880	4,834	4,402
Total company tractors	13,557	12,766	13,335
Owner-operator
Financed through the Company	4,473	4,473	4,028
Other	567	722	986
Total owner-operator tractors	5,040	5,195	5,014
Total tractors	18,597	17,961	18,349
Trailers	57,462	57,310	55,576
Containers	8,717	8,717	8,717

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ADJUSTED OPERATING INCOME AND OPERATING RATIO
RECONCILIATION BY SEGMENT (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2014, 2013 AND 2012

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	2012	2014	2013	2012
	(Amounts in thousands)
Truckload:
Operating revenue	$575,481	$588,724	$575,193	$1,128,538	$1,148,319	$1,126,440
Less: Fuel surcharge revenue	116,414	120,144	124,059	228,062	238,483	240,925
Revenue xFSR	459,067	468,580	451,134	900,476	909,836	885,515
Operating expense	505,885	524,110	507,199	1,027,035	1,041,302	1,011,892
Adjusted for:
Fuel surcharge revenue	(116,414)	(120,144)	(124,059)	(228,062)	(238,483)	(240,925)
Adjusted operating expense	389,471	403,966	383,140	798,973	802,819	770,967
Adjusted operating income	$69,596	$64,614	$67,994	$101,503	$107,017	$114,548
Adjusted Operating Ratio	84.8%	86.2%	84.9%	88.7%	88.2%	87.1%
Operating Ratio	87.9%	89.0%	88.2%	91.0%	90.7%	89.8%

Dedicated:
Operating revenue	$223,098	$182,651	$181,873	$416,751	$361,877	$353,412
Less: Fuel surcharge revenue	39,775	33,998	34,415	76,309	68,431	65,546
Revenue xFSR	183,323	148,653	147,458	340,442	293,446	287,866
Operating expense	201,986	158,388	163,358	384,109	318,660	320,390
Adjusted for:
Fuel surcharge revenue	(39,775)	(33,998)	(34,415)	(76,309)	(68,431)	(65,546)
Adjusted operating expense	162,211	124,390	128,943	307,800	250,229	254,844
Adjusted operating income	$21,112	$24,263	$18,515	$32,642	$43,217	$33,022
Adjusted Operating Ratio	88.5%	83.7%	87.4%	90.4%	85.3%	88.5%
Operating Ratio	90.5%	86.7%	89.8%	92.2%	88.1%	90.7%

Central Refrigerated:
Operating revenue	$106,911	$111,238	$103,772	$213,674	$217,640	$205,161
Less: Fuel surcharge revenue	20,941	24,162	24,750	44,118	49,012	48,947
Revenue xFSR	85,970	87,076	79,022	169,556	168,628	156,214
Operating expense	103,249	105,578	97,327	207,592	207,259	195,006
Adjusted for:
Fuel surcharge revenue	(20,941)	(24,162)	(24,750)	(44,118)	(49,012)	(48,947)
Adjusted operating expense	82,308	81,416	72,577	163,474	158,247	146,059
Adjusted operating income	$3,662	$5,660	$6,445	$6,082	$10,381	$10,155
Adjusted Operating Ratio	95.7%	93.5%	91.8%	96.4%	93.8%	93.5%
Operating Ratio	96.6%	94.9%	93.8%	97.2%	95.2%	95.1%

Intermodal:
Operating revenue	$100,911	$90,994	$86,145	$192,224	$174,258	$159,792
Less: Fuel surcharge revenue	20,104	18,814	18,414	38,468	36,825	33,895
Revenue xFSR	80,807	72,180	67,731	153,756	137,433	125,897
Operating expense	101,406	90,206	86,004	193,645	175,074	163,457
Adjusted for:
Fuel surcharge revenue	(20,104)	(18,814)	(18,414)	(38,468)	(36,825)	(33,895)
Adjusted operating expense	81,302	71,392	67,590	155,177	138,249	129,562
Adjusted operating (loss) income	$(495)	$788	$141	$(1,421)	$(816)	$(3,665)
Adjusted Operating Ratio	100.6%	98.9%	99.8%	100.9%	100.6%	102.9%
Operating Ratio	100.5%	99.1%	99.8%	100.7%	100.5%	102.3%

23

(a)
In the first quarter of 2014, the Company reorganized its reportable segments to reflect management’s revised reporting structure of its lines of businesses following the integration of Central Refrigerated. In association with the operational reorganization, the operations of Central Refrigerated's Trailer on Flat Car ("TOFC") business will be reported within the Company's Intermodal segment, and the operations of Central Refrigerated's logistics business, third-party leasing, and other services provided to owner-operators will be reported in the Company's other non-reportable segment. All prior period historical results related to the above noted segment reorganization have been retrospectively recast.

24

CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF JUNE 30, 2014 AND DECEMBER 31, 2013
(In thousands, except share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,528	$59,178
Restricted cash	52,815	50,833
Restricted investments, held to maturity, amortized cost	25,666	25,814
Accounts receivable, net	460,358	418,436
Equipment sales receivable	436	368
Income tax refund receivable	4,314	23,704
Inventories and supplies	20,764	18,430
Assets held for sale	8,694	19,268
Prepaid taxes, licenses, insurance and other	55,256	63,958
Deferred income taxes	41,591	46,833
Current portion of notes receivable	9,001	7,210
Total current assets	752,423	734,032
Property and equipment, at cost:
Revenue and service equipment	1,955,516	1,942,423
Land	116,973	117,929
Facilities and improvements	262,157	248,724
Furniture and office equipment	66,186	61,396
Total property and equipment	2,400,832	2,370,472
Less: accumulated depreciation and amortization	950,480	922,665
Net property and equipment	1,450,352	1,447,807
Other assets	50,735	57,166
Intangible assets, net	308,340	316,747
Goodwill	253,256	253,256
Total assets	$2,815,106	$2,809,008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$141,889	$118,014
Accrued liabilities	127,177	110,745
Current portion of claims accruals	75,578	75,469
Current portion of long-term debt and obligations under capital leases (a)	85,962	75,056
Fair value of guarantees	—	366
Current portion of fair value of interest rate swaps	5,692	4,718
Total current liabilities	436,298	384,368
Revolving line of credit	99,000	17,000
Long-term debt and obligations under capital leases (a)	1,016,625	1,246,764
Claims accruals, less current portion	135,878	118,582
Fair value of interest rate swaps, less current portion	3,640	7,050
Deferred income taxes	454,499	484,200
Securitization of accounts receivable	319,000	264,000
Other liabilities	2,358	3,457
Total liabilities	2,467,298	2,525,421
Stockholders' equity:
Class A common stock	905	883
Class B common stock	510	525
Additional paid-in capital	769,400	759,408
Accumulated deficit	(418,666)	(471,169)
Accumulated other comprehensive loss	(4,443)	(6,162)
Noncontrolling interests	102	102
Total stockholders' equity	347,808	283,587
Total liabilities and stockholders' equity	$2,815,106	$2,809,008

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Notes to Selected Consolidated Balance Sheet Data:

(a)
On June 9, 2014, the Company entered into a Third Amended and Restated Credit Agreement ("2014 Agreement"). The 2014 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches with outstanding principal balances of $229.0 million and $370.9 million, respectively, at closing under the Second Amended and Restated Credit Agreement ("2013 Agreement"), with a $500.0 million face value delayed-draw first lien term loan A tranche maturing June 2019, of which $50.0 million was drawn upon closing, and a $400.0 million face value first lien term loan B tranche maturing June 2021. Additionally, the 2014 Agreement included a $450.0 million revolving credit line maturing June 2019, $164 million of which was drawn upon closing, replacing the previous $400.0 million revolving credit line maturing September 2016. The replacement of the 2013 Agreement and the previous revolver resulted in a loss on debt extinguishment of $5.2 million in the second quarter of 2014, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2013 Agreement and the previous revolver. Further, in April 2014, the Company repurchased in an open market transaction at a price of 110.30%, $15.4 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $17.6 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $1.8 million in second quarter of 2014. Additionally, in March 2014, the Company repurchased in an open market transaction at a price of 110.70%, $23.8 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $27.1 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $2.9 million in the first quarter of 2014.

Total debt and capital lease obligations as of June 30, 2014 includes $50.0 million net carrying value of delayed-draw first lien term loan A tranche, $398.0 million net carrying value of the first lien term loan B tranche, $455.7 million net carrying value of senior second priority secured notes, and $198.9 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2013 includes $229.0 million net carrying value of the first lien term loan B-1 tranche, $410.0 million net carrying value of the first lien term loan B-2 tranche, $493.8 million net carrying value of senior second priority secured notes, and $189.1 million of other secured indebtedness and capital lease obligations.

26

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(In thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$52,503	$80,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	119,373	120,157
Amortization of debt issuance costs, original issue discount, and losses on terminated swaps	5,077	1,868
Gain on disposal of property and equipment less write-off of totaled tractors	(10,522)	(7,585)
Gain on sale of real property	—	(6,078)
Equity losses of investee	—	585
Deferred income taxes	(25,538)	36,731
Provision for allowance for losses on accounts receivable	1,604	1,671
Non-cash equity compensation	2,353	1,498
Loss on debt extinguishment	9,903	5,044
Income effect of mark-to-market adjustment of interest rate swaps	(43)	82
Interest on shareholder loan	—	(44)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(43,526)	(31,206)
Inventories and supplies	(2,334)	194
Prepaid expenses and other current assets	28,128	3,664
Other assets	6,556	5,194
Accounts payable, accrued and other liabilities	39,949	33,700
Net cash provided by operating activities	183,483	245,646
Cash flows from investing activities:
(Increase) decrease in restricted cash	(1,982)	8,984
Change in restricted investments	(113)	(4,680)
Proceeds from sale of property and equipment	77,088	47,261
Capital expenditures	(135,068)	(164,320)
Payments received on notes receivable	2,226	2,074
Expenditures on assets held for sale	(1,991)	(1,614)
Payments received on assets held for sale	13,603	22,773
Payments received on equipment sale receivables	385	644
Net cash used in investing activities	(45,852)	(88,878)
Cash flows from financing activities:
Repayment of long-term debt and capital leases	(707,386)	(130,202)
Net borrowings on revolving line of credit	82,000	7,313
Borrowings under accounts receivable securitization	95,000	80,000
Repayment of accounts receivable securitization	(40,000)	(119,000)
Proceeds from long-term debt	450,000	23,528
Payment of deferred loan costs	(10,541)	(2,183)
Distribution to Central Refrigerated stockholders, pre-acquisition	—	(1,988)
Issuance of Central Refrigerated stockholders' loan receivable, pre-acquisition	—	(30,000)
Proceeds from exercise of stock options	5,811	6,182
Income tax benefit from exercise of stock options	1,835	(504)
Net cash used in financing activities	(123,281)	(166,854)
Increase (decrease) in cash and cash equivalents	14,350	(10,086)
Cash and cash equivalents at beginning of period	59,178	53,596
Cash and cash equivalents at end of period	$73,528	$43,510

27

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$49,331	$48,823
Income taxes	$22,041	$5,003

Supplemental schedule of:
Non-cash investing activities:
Equipment sales receivables	$453	$896
Equipment purchase accrual	$19,916	$28,230
Notes receivable from sale of assets	$4,015	$1,577
Non-cash financing activities:
Capital lease additions	$38,043	$60,111
Accrued deferred loan costs	$1,433	$—
Insurance premium note payable	$37	$—

28